Exhibit 5

January 16, 2002

Internet Capital Group, Inc.
435 Devon Park Drive
Building 600
Wayne, Pennsylvania 19087

Re: Internet Capital Group, Inc. 1999 Equity Compensation Plan Logistics.com, Inc. 2001 Equity Compensation Plan

Gentlemen and Ladies:

We have acted as counsel for Internet Capital Group, Inc. (the "Company") in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of an aggregate of 16,324,553 shares (the "Shares") of the Company's Common Stock, par value $.001 per share ("Common Stock"), proposed to be issued pursuant to a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act relating to the Company's 1999 Equity Compensation Plan and the Logistics.com, Inc. 2001 Equity Compensation Plan (together the "Plans").

We have participated in the preparation of the Registration Statement and examined such corporate records and documents and matters of law as we have considered appropriate to enable us to give this opinion.

Based upon the foregoing, it is our opinion that the Shares have been duly and validly authorized by the Company, and that the Shares when issued in conformance with the terms and conditions of the Plans and relevant award agreements, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus contained therein under the caption "Legal Matters." In giving such consent we do not admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act or under the rules and regulations promulgated by the Securities and Exchange Commission.

Very truly yours,


/s/ DECHERT